Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle LeRoy

VP Investor Relations

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS
THIRD QUARTER FFO OF $0.94 PER SHARE

Release Highlights

•                  FFO for the quarter increased 8% to $0.94 per share (diluted) versus $0.87 per share (diluted) for the same quarter in 2003

•                  Acquired 750 Third Avenue and 485 Lexington Avenue for $480 million, or $282 per square foot

•                  Signed agreements to sell 1466 Broadway for $160 million, or $537 per square foot, and 17 Battery Place North for $70 million, or $170 per square foot

•                  Acquired 625 Madison Avenue for $231.5 million, or $415 per square foot

•                  Issued 1.35 million shares of common stock at $48.50 per share raising gross proceeds net of discount of $65.2 million and 1.55 million shares of 7.875% Series D preferred stock raising net proceeds of approximately $37.3 million

•                  Increased term loan by $125 million while reducing the overall cost of borrowing under this facility and the secured and unsecured credit facilities by 25 to 35 basis points

•                  Refinanced 1250 Broadway with a $115 million mortgage generating $16.7 million of proceeds to the Company

•                  Signed 91 office leases totaling approximately 522,000 rentable square feet

•                  Invested approximately $47 million in Gramercy Capital Corp. (NYSE: GKK), which completed its initial public offering and sold 12.5 million shares at $15 per share raising gross proceeds of $187.5 million.

•                  Originated $80 million in structured finance investments

•                  Ended the quarter at 95.9% occupancy

Financial Results

New York, NY, October 19, 2004 – SL Green Realty Corp. (NYSE:SLG) reported funds from operations before minority interests (FFO) totaling $40.7 million, or $0.94 per share (diluted), for the three months ended September 30, 2004, compared to $33.9 million, or $0.87 per share (diluted), for the same quarter in 2003.

For the nine months ended September 30, 2004, operating results improved 9% per share as FFO before minority interests totaled $119.8 million, or $2.81 per share (diluted), compared to $100.3 million, or $2.59 per share (diluted), for the same period in 2003.  The increase is primarily attributable to 2003 and 2004 acquisitions and increased investment income.

Net income available to common shareholders for the three months ended September 30, 2004 totaled $20.3 million, or $0.49 per share (diluted), compared to the same quarter in 2003 when net income totaled $19.4 million, or $0.59 per share (diluted).  The three months ended September 30, 2003 included a gain on sale of 1370 Broadway totaling $3.7 million ($0.10 per share).

Net income available to common shareholders for the nine months ended September 30, 2004 totaled $81.6 million, or $2.03 per share (diluted) compared to the same period in 2003 when net income totaled $68.9 million, or $2.09 per share (diluted).  Depreciation expense increased primarily as of result of new acquisitions.

The Company’s third quarter weighted average diluted shares outstanding increased 4.1 million, or 10.5%, to 43.3 million in 2004 from 39.2 million in 2003.  The increase was primarily attributable to (i) the 1.8 million common stock offering completed in January 2004, (ii) the 1.35 million common stock offering completed in August 2004, and (iii) the effects of stock and option-based compensation.

Consolidated Results

Total quarterly revenues increased 15% in the third quarter of 2004 to $87.3 million compared to $75.9 million in the same quarter of 2003.  The $11.4 million growth in revenue resulted primarily from the following items:

•                  $5.9 million increase from 2003 and 2004 acquisitions

•                  $4.4 million increase in preferred and investment income

•                  $1.8 million increase from same store properties including $0.5 relating to assets held for sale reflected in discontinued operations

•                  $0.2 million decrease in other revenue which was partially offset by an increase in other income, primarily due to lease buy-out income

The Company’s EBITDA increased by $13.6 million in the third quarter to $53.6 million, compared to $40.0 million in the same quarter in 2003.  The following items drove the EBITDA increase:

•                  $7.6 million increase in income from unconsolidated joint ventures

•                  $4.3 million increase from 2003 and 2004 acquisitions

•                  $1.4 million increase from same-store properties including $0.6 million relating to assets held for sale reflected in discontinued operations

•                  $4.4 million increase in preferred and investment income

•                  $2.6 million decrease from higher MG&A expense

•                  $0.9 million decrease in non-real estate revenues net of expenses

FFO before minority interests increased $6.7 million primarily as a result of:

•                  $13.6 million increase in EBITDA

•                  $2.4 million increase in FFO related to the joint venture depreciation, primarily 1221 Avenue of the Americas

•                  $0.3 million decrease in FFO from other adjustments

•                  $4.8 million decrease from perpetual preferred stock dividends

•                  $4.7 million decrease from higher interest expense

•                  $0.5 million increase from discontinued operations

The $4.7 million increase in interest expense was primarily associated with additional debt used to fund new investment activity ($5.2 million) and higher interest costs associated with property-level refinancings ($1.6 million) which were partially offset by reduced loan balances due to previous disposition activity ($1.5 million) and proceeds from the Company’s common and preferred stock offerings and other ($0.6 million).

Same-Store Results

For the third quarter of 2004, same-store GAAP NOI increased by $2.1 million (7%) to $30.8 million, as compared to $28.7 million for the same quarter in 2003.  The increase in same-store GAAP NOI was primarily due to:

•                  $1.2 million (3%) increase in rental revenue primarily due to improved leasing at 555 West 57th Street and 1372 Broadway

•                  $0.5 million (5%) increase in escalation and reimbursement revenue primarily due to real estate tax and utility reimbursements

•                  $0.9 million (9%) increase in other income primarily due to lease buy-out income

•                  $0.6 million (6%) increase in real estate taxes

•                  $0.1 million (3%) decrease in ground rent. Operating expenses were flat.

Structured Finance Activity

As of September 30, 2004, the par value of our structured finance and preferred equity investments totaled $325.8 million.  The weighted average balance outstanding for the third quarter of 2004 was $302.1 million.  During the third quarter of 2004, the weighted average yield was 10.2%.

During the third quarter 2004, the Company originated $80.0 million of structured finance investments with an initial yield of approximately 11.1%.  The Company also received redemptions totaling $19 million that were yielding 13.5%.

Leasing Activity

For the third quarter of 2004, the Company signed 98 leases totaling approximately 573,000 rentable square feet of which 91 leases and approximately 522,000 square feet represent office leases.  Starting office cash rents averaged $31.48 per square foot, a 0.3% increase over previously fully escalated cash rents averaging $31.38 per square foot.  Tenant concessions averaged 3.5 months of free rent with an allowance for tenant improvements of $25.06 per rentable square foot.

For the nine months ended September 30, 2004, the Company signed 242 leases totaling approximately 1,208,000 rentable square feet of which 220 leases and 1,115,000 square feet represent office leases.  Starting office cash rents averaged $31.66 per square foot, a slight increase over previously fully escalated cash rents averaging $31.60 per square foot.  Tenant concessions averaged 2.0 months of free rent with an allowance for tenant improvements of $20.42 per rentable square foot.  This leasing activity includes early renewals for 36 office leases totaling approximately 240,000 rentable square feet.

Real Estate Activity

750 Third Avenue and 485 Lexington Avenue

In July 2004, we acquired two office buildings, comprising 1.7 million square feet, located at 750 Third Avenue (“750 Third”) and 485 Lexington Avenue (“485 Lexington”) for $480.0 million, or $282 per square foot.  The properties were acquired from TIAA-CREF, a national financial services company.  The properties were acquired separately by two SL Green-controlled entities.

750 Third was purchased by us as a wholly-owned asset for $255.0 million.  The acquisition was initially funded by proceeds from our unsecured revolving credit facility.

485 Lexington was acquired in a joint venture with The City Investment Fund and The Witkoff Group.  We own approximately 30.0% of the equity interests in the property.  SL Green’s interest may increase based on incentive performance.  The allocated price for 485 Lexington was $225.0 million.  The joint venture entered into a $240.0 million credit facility to finance the acquisition and redevelopment of 485 Lexington Avenue.  The loan, which will bear interest at 200 basis points over the 30-day LIBOR, is for three years and has two one-year extension options.  At closing, the joint venture drew approximately $175.0 million to fund the acquisition.

1466 Broadway

The Company entered into an agreement to sell 1466 Broadway, also known as 6 Times Square, to Sitt Asset Management and Steven J. Sutton. The transaction, which is subject to customary closing conditions, is expected to close during November 2004. The purchase price is $160.0 million, or approximately $537 per square foot. Proceeds from the sale will be used to pay down corporate debt and to fund future acquisitions.  Substantially all of the taxable gain on sale will be deferred through a reverse-1031 exchange with 750 Third Avenue.

17 Battery Place North

The Company entered into an agreement to sell 17 Battery Place North to an affiliate of the Moinian Group. The transaction, which is subject to customary closing conditions, is expected to close during the fourth quarter of 2004. The purchase price is $70.0 million, or approximately $170 per square foot. Substantially all of the taxable gain on sale will be deferred through a reverse-1031 exchange with 750 Third Avenue.

625 Madison Avenue

On October 19, 2004, the Company acquired 625 Madison Avenue for $231.5 million, or approximately $415 per square foot. The approximately 558,000 square feet, 17-story building contains 53,000 square feet of retail space and is 68% occupied. The property was acquired with cash and the issuance of approximately 300,000 common units in SL Green Operating Partnership, L.P., valued at $50.50 per unit. The building is also encumbered by a $102 million mortgage loan held by the New York State Teacher’s Retirement System that SL Green will assume upon closing. The mortgage has a fixed annual interest rate of 6.27% and will mature in November 2015. The property being acquired is subject to a ground lease expiring on June 30, 2054, after exercise of all options.

Financing/ Capital Activity

Common Stock Offering

In August 2004, the Company priced a public offering of 1,350,000 shares of our common stock at $48.50 per share.  Gross proceeds from this offering, net of discount, (approximately $65.2 million) were used to repay amounts outstanding under our unsecured revolving credit facility.

Series D Perpetual Preferred Stock

In July 2004, we issued an additional 1.55 million shares of our Series D preferred stock.  We received net proceeds of approximately $37.3 million.  The gross proceeds from the total Series D offerings were $100.0 million.

Corporate Debt Obligations

In August 2004, we modified three separate corporate debt obligations, increasing capacity from $625 million to $750 million and lowering the overall cost of borrowing under the facilities by 25 to 35 basis points.

Our $200 million term loan was increased by $125 million to $325 million. In addition to certain covenant modifications, the agreement reduced borrowing spreads to between 1.10% and 1.40% over LIBOR, depending on our overall leverage ratio.  The maturity date was extended to August 2009. $325 million is currently outstanding under the term loan. To limit exposure to the variable LIBOR rate, we entered into a step swap agreement on the new term loan borrowings. The swap agreement includes an initial 12-month all-in rate of approximately 4.11% and a blended all-in rate of approximately 5.05% with a final maturity date in August 2009.

In two other separate agreements executed in September 2004, borrowing spreads on the $300 million unsecured revolving credit facility and $125 million secured revolving credit facility were reduced to between 1.05% and 1.35% over LIBOR, depending on our overall leverage ratio. $45 million and $125 million are currently outstanding under the unsecured and secured revolving credit facilities, respectively.

Conference Call

The Company will host a conference call and audio web cast on Wednesday, October 20, 2004 at 2 pm ET to discuss the financial results. The conference call can be accessed by dialing (800) 289-0494 Domestic or (913) 981-5520 International. A replay of the call will be available through October 27, 2004 by dialing (888) 203-1112 or (719) 457-0820 and using confirmation code 945906. The call will be simultaneously broadcast via the Internet and individuals who wish to access the conference call should go to www.slgreen.com to log onto the call or to listen to a replay following the call.

Non-GAAP Financial Measures

During the October 20, 2004 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release.  A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages seven and nine of this release and in our third quarter supplemental data package.

* Financial Tables attached

To receive the Company’s latest news releases and other corporate documents, including third quarter supplemental data please contact Investor Relations at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.
STATEMENTS OF OPERATIONS-UNAUDITED
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Rental revenue, net	$60,896	$55,144	$176,344	$156,313
Escalations & reimbursement revenues	12,932	12,755	31,849	29,826
Signage rent	177	49	198	192
Preferred equity investment income	2,479	658	8,660	2,945
Investment income	5,804	3,201	22,013	9,280
Other income	4,980	4,113	14,433	6,940
Total revenues	87,268	75,920	253,497	205,496

Equity in net loss from affiliates	—	—	—	(196)
Equity in net income from unconsolidated joint ventures	10,632	3,036	32,017	10,863
Expenses:
Operating expenses	22,779	21,729	64,833	54,302
Ground rent	3,759	3,366	11,490	9,796
Real estate taxes	12,173	10,834	34,917	29,507
Marketing, general and administrative	5,574	2,994	20,944	8,984
Total expenses	44,285	38,923	132,184	102,589

Earnings Before Interest, Depreciation and Amortization (EBITDA)	53,615	40,033	153,330	113,574
Interest Expense	16,238	11,584	45,645	32,809
Depreciation and amortization	13,225	11,311	37,058	31,028
Net income from Continuing Operations	24,152	17,138	70,627	49,737
Income from Discontinued Operations, net of minority interests	2,052	1,645	4,775	7,755
Gain (loss) on sale of Discontinued Operations, net of minority interests	—	3,745	—	21,269
Equity in net gain on sale of unconsolidated joint ventures		—	22,012	—
Minority interests	(1,054)	(887)	(4,478)	(2,800)
Preferred stock dividends and accretion	(4,843)	(2,224)	(11,289)	(7,087)
Net income available to common shareholders	$20,307	$19,417	$81,647	$68,874
Net income per share (Basic)	$0.52	$0.62	$2.11	$2.22
Net income per share (Diluted)	$0.49	$0.59	$2.03	$2.09
Funds From Operations (FFO)
FFO per share (Basic)	$0.98	$0.95	$2.92	$2.81
FFO per share (Diluted)	$0.94	$0.87	$2.81	$2.59
FFO Calculation:
Net income from continuing operations	$24,151	$17,138	$70,627	$49,737
Add:
Depreciation and amortization	13,225	11,311	37,058	31,028
FFO from Discontinued Operations	3,196	3,215	8,612	12,842
Joint venture FFO adjustment	5,922	3,477	17,702	10,302
Less:
Preferred stock dividend on convertible preferred stock	—	(2,093)	—	(6,693)
Dividend on perpetual preferred stock	(4,843)	—	(11,289)	—
Amortization of deferred financing costs and depreciation of non-real estate assets	(989)	(1,216)	(2,911)	(3,581)
FFO before minority interests– BASIC	40,662	31,832	119,799	93,635
Add: Convertible preferred stock dividends	—	2,093	—	6,693
FFO before minority interests – DILUTED	$40,662	$33,925	$119,799	$100,328
Basic ownership interest
Weighted average REIT common shares for net income per share	39,386	31,269	38,670	31,021
Weighted average partnership units held by minority interests	2,225	2,306	2,245	2,304
Basic weighted average shares and units outstanding for FFO per share	41,611	33,575	40,915	33,325
Diluted ownership interest
Weighted average REIT common share and common share equivalents	41,092	32,273	40,321	31,776
Weighted average partnership units held by minority interests	2,225	2,306	2,245	2,304
Common share equivalents for preferred stock	—	4,607	—	4,668
Diluted weighted average shares and units outstanding	43,317	39,186	42,566	38,748

SL GREEN REALTY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$206,824	$168,032
Buildings and improvements	1,055,811	849,013
Building leasehold and improvements	225,207	317,178
Property under capital lease	12,208	12,208
	1,500,050	1,346,431
Less accumulated depreciation	(163,734)	(156,768)
	1,336,316	1,189,663

Assets held for sale	125,322	—
Cash and cash equivalents	23,299	38,546
Restricted cash	45,938	59,542
Tenant and other receivables, net of allowance of $8,691 and $7,533 in 2004 and 2003, respectively	18,109	13,165
Related party receivables	3,935	6,610
Deferred rents receivable, net of allowance of $6,141 and $7,017 in 2004 and 2003, respectively	58,735	63,131
Structured finance investments, net of discount of $1,991 and $44 in 2004 and 2003, respectively	325,807	218,989
Investments in unconsolidated joint ventures	549,654	590,064
Deferred costs, net	50,574	39,277
Other assets	53,736	42,854
Total assets	$2,591,425	$2,261,841
Liabilities and Stockholders’ Equity
Mortgage notes payable	$513,354	$515,871
Revolving credit facilities	188,900	236,000
Term loans	425,000	367,578
Derivative instruments at fair value	4,822	9,009
Accrued interest payable	5,015	3,500
Accounts payable and accrued expenses	62,692	43,835
Deferred revenue/gain	13,156	8,526
Capitalized lease obligations	16,385	16,168
Deferred land lease payable	15,646	15,166
Dividend and distributions payable	25,569	18,647
Security deposits	20,473	21,968
Liabilities related to assets held for sale	1,822	—
Total liabilities	1,292,834	1,256,268
Commitments and contingencies
Minority interest in partially owned entities	539	510
Minority interest in operating partnership	53,758	54,281
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at September 30, 2004 and December 31, 2003, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 and none issued and outstanding at September 30, 2004 and December 31, 2003, respectively	96,321	—
Common stock, $0.01 par value 100,000 shares authorized, 40,547 and 36,016 issued and outstanding at September 30, 2004 and December 31, 2003, respectively	405	360
Additional paid - in capital	907,638	728,882
Deferred compensation plan	(16,329)	(8,446)
Accumulated other comprehensive income (loss)	2,548	(961)
Retained earnings	101,730	78,966
Total stockholders’ equity	1,244,294	950,782
Total liabilities and stockholders’ equity	$2,591,425	$2,261,841

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2004	2003
Operating Data:
Net rentable area at end of period (in 000’s) (1)	17,145	12,605
Portfolio percentage leased at end of period	95.9%	95.5%
Same-Store percentage leased at end of period	95.2%	97.5%
Number of properties in operation (1)	29	25

Office square feet leased during quarter (rentable)	522,000	275,000
Average mark-to-market percentage-office	0.3%	3%
Average starting cash rent per rentable square foot-office	$31.48	$33.90

(1)       Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Earnings before interest, depreciation and amortization (EBITDA):	$53,614	$40,033	$153,330	$113,574
Add:
Marketing, general & administrative expense	5,574	2,994	20,944	8,984
Operating income from discontinued operations	3,004	3,106	8,403	13,388
Depreciation adjustment for joint ventures	5,922	3,477	17,702	10,302
Less:
Non-building revenue	(15,892)	(9,910)	(55,736)	(26,854)
GAAP net operating income (GAAP NOI)	52,222	39,700	144,643	119,394

Less:
Operating income from discontinued operations	(3,004)	(3,106)	(8,403)	(13,388)
Net income from joint ventures	(10,632)	(3,036)	(32,017)	(10,863)
GAAP NOI from other properties/ affiliates	(7,752)	(4,848)	(17,245)	(9,507)
2004 Same-Store GAAP NOI	$30,834	$28,710	$86,978	$85,636

*  See page 7 for a reconciliation of FFO and EBITDA to net income.